Exhibit (a)(5)(K)

Sonae, SGPS, S.A., Sonaecom, SGPS, S.A.,

and

Sonaecom B.V.

Increase Tender Offer Price

for

Portugal Telecom, SGPS, S.A.

to

€10.50 Per Ordinary Share

and

the U.S. Dollar Equivalent of

€10.50 Per American Depositary Share

Sonae, SGPS, S.A., Sonaecom, SGPS, S.A. and Sonaecom B.V. (the “Purchasers”), announced on February 15, 2007, that they have increased the offer price in their cash tender offer (the “U.S. Offer”) to purchase all of the outstanding ordinary shares, nominal value €0.35 each, held by U.S. holders and all outstanding American Depositary Shares (each representing one ordinary share) of Portugal Telecom, SGPS, S.A. (“PT”) from €9.50 per share to €10.50 per share (and the U.S. dollar equivalent per American Depositary Share). The tender offer is scheduled to expire at 11:30 a.m., New York City time, on Friday, March 9, 2007. The increased price is the Purchasers’ best and final offer price for PT. Questions regarding the tender offer or requests for offering materials should be directed to the information agent, Innisfree M&A, Inc., Toll Free (888) 750-5834, Banks and Brokers Call Collect (212) 750-5833. The tender offer materials filed with the Securities and Exchange Commission (“SEC”) will be amended to reflect this higher offer price and will be available on the SEC’s website at http://www.sec.gov. PT’s shareholders are urged to read the offering materials filed by the Purchasers, which contain important information.

Important Notice

This announcement relates to the tender offer being made in the United States by the Purchasers for all ordinary shares and American Depositary Shares of PT. This announcement does not constitute an invitation to sell or an offer to buy any securities or a solicitation of any vote or approval. U.S. investors and U.S. holders of PT Securities and all holders of ADSs are urged to read the Offer to Purchase, the Statement on Schedule to, and any other relevant documents filed with the SEC, as well as any amendments and supplements to those documents, because they contain important information. Investors and security holders may obtain free copies of the offer to purchase and related offer materials and the statement on Schedule TO, as well as other relevant documents filed with the SEC, at the SEC’s website at www.sec.gov.

This announcement may contain forward-looking information and statements about the Purchasers, PT or their combined businesses after completion of the U.S. Offer, based on the Purchasers’ current expectations or beliefs. Forward-looking statements are statements that are not historical facts. Although these statements reflect the Purchasers’ current expectations, which they believe are reasonable, investors and PT shareholders are cautioned that forward-looking information and statements are subject to various risks and uncertainties, many of which are difficult to predict and generally beyond the Purchasers’ control, that could cause actual results and developments to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. You are cautioned not to put undue reliance on any forward-looking information or statements. The Purchasers do not undertake any obligation to update any forward-looking information or statements.